EXHIBIT 10.2

MFC INVESTMENTS PTY LTD ACN 140 518 181

MY PLANNER AUSTRALIA PTY LTD CAN ACN 140 520 225

ANVIA (AUSTRALIA) PTY LTD ABN 44 605 782 849

AG Edwards Solicitors 1

Details page

Date
7th June 2019

Parties
MFC INVESTMENTS PTY LTD ACN 140 518 181 of C/- SKYRING 6 MOORAK STREET, TARINGA, QLD 4068. (‘Vendor 1’)

MY PLANNER AUSTRALIA PTY LTD ACN 140 520 225ofC/- SKYRING 6 MOORAK STREET, TARINGA, QLD 4068. (‘Vendor 2’) (jointly the Vendors)

Anvia (Australia) Pty Ltd (ABN 44 605 782 849) of 92 ASHMORE ROAD BUNDALL QLD 4217 in the State of Queensland. (‘Purchaser’)

Recitals
A.	Vendor 1 is the legal owner of 95 Ordinary Shares in the Share Capital of the Company. Vendor 2 is the legal owner of 1 Ordinary Share in My Managed Portfolio Pty Ltd ACN 603 301 220.

B.	Vendor 1 is the owners of 95% of the Ordinary Shares in the Company. Vendor 2 is the owner of 100% of the Ordinary Shares in MMP

C.	The Purchaser wishes to purchase the Ordinary Shares in the Company owned by Vendor 1 and the Ordinary Shares in the MMP owned by Vendor 2.

D.	Vendor 1 has agreed to capitalise certain of the Loans owed by the Company to associated entities and the Purchaser has agreed to honour the repayment of those in Schedule 11.

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Table of contents

1.	DEFINITIONS	4

2.	INTERPRETATION	8

3.	CONDITIONS PRECEDENT	9

4.	SALE AND PURCHASE	9

5.	SETTLEMENT OF sale of SHAREs	10

6.	WARRANTIES AND INDEMNITIES	11

7.	INCOME TAX INDEMNITY	12

8.	RIGHTS AND OBLIGATIONS OF THE PARTIES PENDING COMPLETION	12

9.	RESTRAINT	12

10.	RELEASES	13

11.	INTEREST UPON DEFAULT	14

12.	DEFAULT BY THE PURCHASER	16

13.	FURTHER ASSURANCE	17

14.	GOVERNING LAW	17

15.	COSTS	17

16.	NOTICES	17

17.	COUNTERPARTS	18

18.	DURATION OF PROVISIONS	18

19.	ENTIRE AGREEMENT	19

20.	JOINT AND SEVERAL LIABILITY	19

21.	METHOD OF PAYMENT	19

22.	NO WAIVER	19

23.	PUBLICITY	19

24.	SEVERABILITY	20

25.	ACKNOWLEDGEMENT	20

26.	TIME OF THE ESSENCE	20

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OPERATIVE PROVISIONS

1.	DEFINITIONS

In this Deed except to the extent that the context otherwise requires:

‘Accounts’ means the audited profit and loss and trading accounts of the Company for the year ended on the Last Accounting Date and the balance sheets of the Company as at the Last Accounting Date copies of which have been provided to the Purchasers;

‘Associated Company’ means any corporation, association or firm in which any of the Vendor or Directors or any corporation which a Related Body Corporate of any of the Vendor or Directors is, is a shareholder or director, and includes a Related Body Corporate of any of the Vendor or Directors;

‘AFSL’ means the Australian Financial Services Licence with AFSL number 425542 issued by ASIC;

‘AR’ means an Authorised Representative authority issued by the Company in terms of Section 911 of the Corporations Act to a party authorising the Party to conduct financial services under the authority of the AFSL;

‘Anvia Holdings Corporation’ means the listed company on the OTC exchange identified under ticker OTCPK: ANVV, of 100 Challenger Road, Suite 830, Ridgefield Park, NJ 07660;

‘ASIC’ means Australian Securities and Investment Commission;

‘Balance of Settlement Date’ means on or before the 5th July 2019 or as mutually agreed between the parties;

‘Borrowing’ means money borrowed or raised, including rentals under financial and operating leases and hire purchase arrangements and interest thereon, any liability under any chattel mortgage, bill of exchange, debenture, note or other security or under any acceptance credit facility, any liability in respect of the acquisition cost of assets or services to the extent payable after the time of acquisition or possession thereof, and any guarantee or other assurance against financial loss in respect of any money borrowed or raised, interest or liabilities;

‘Business’ means the financial services dealership business of authorising financial planners conducted by the Company in Australia operated under the AFSL;

‘Business Contracts’ means all agreements, leases, contracts and arrangements to which the Company is a party, and which are, in whole or in part, executory as at Completion, other than the Leases;

‘Business Day’ means a day on which banks (as that term is defined in the Banking Act 1959 of the Commonwealth) are open for business in Brisbane and Sydney;

‘Business Records’ means all original and certified copies of the books, records, documents, information, bills of material, bills of records, recipes, advertising materials, packaging, accounts and data (whether machine readable or in printed form) owned by or relating to the Company or the property of the Company and any source material used to prepare them;

‘CAR’ means a Corporate Authorised Representative authority issued by the Company in terms of Section 911 of the Corporations Act to a Corporate Entity authorising the Party to conduct financial services under the authority of the AFSL;

‘Company’ means MYPLANNER PROFESSIONAL SERVICES PTY LTD ACN 159 696 830 of C/- SKYRING 6 MOORAK STREET, TARINGA, QLD 4068

‘Completion’ means the completion of the sale and purchase of the Shares.;

‘Completion Date’ means 11 June 2019 or such other date as the parties mutually agree;

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‘Commissioner’ means the Commissioner of Taxation;

‘Confidential Information’ means all knowledge of secret processes, technical know-how, techniques, discoveries, inventions, ideas, research, engineering and manufacturing methods, practices, systems, formulae, drawings, trade secrets and special purpose computer programmes, financial, marketing and other confidential information and data subsisting in or relating to the Business;

‘Confidential Information’ includes, but is not limited to:

(a)	the existence and all particulars of this Agreement;

(b)	any information specifically designated as confidential;

(c)	information that, by its very nature, might reasonably be understood to be confidential or to have been disclosed in confidence;

(d)	information that would be of commercial value to a competitor of the Company;

(e)	information relating to any advice or other service the Company provides, has provided, or will provide;

(f)	information relating to the financial or business affairs of the Company, including performance or profitability reports, fees and quotes for services, and details of any transactions in which the Company is, has been, or may be involved;

(g)	Intellectual Property Rights;

(h)	client lists and client information;

(i)	techniques, databases, policies and procedures;

(j)	contractual, technical and production information;

(k)	plans, including marketing plans; and

(l)	notes and developments regarding confidential information except for such information that:

(i)	was rightfully in the possession of the Vendor and not subject to an obligation of confidentiality on the Vendor before the commencement of their involvement with the Company (as evidenced in writing); or

(ii)	is, or becomes, in the public domain, other than as a result of a breach of this Agreement by the Vendor;

‘Constitution’ means the Constitution of the Company a copy of which has been provided to the Purchaser;

‘Corporation’ means a corporation as defined in the Corporations Act;

‘Corporations Act’ means the Corporations Act 2001;

‘Corporations Law’ means the Corporations Act, regulations and any Regulatory Guide issued by the ASIC;

‘Employees’ means

A.	the persons employed by the Company and engaged in the Business; and

B.	any person employed by the Company and engaged after the date of this Agreement but before completion., who was approved in advance by the Purchaser;

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‘Encumbrance’ means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, title retention or conditional sale agreement, preferential right, trust arrangement, contractual right of set off, assignment, hire or hire purchase agreement, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person and any other encumbrance or security interest or adverse interest whatever;

‘Exercise Price’ means the closing price of shares trading on the OTC as at the Completion Date;

‘Expert’ means an independent third party who will act as an expert and not as an arbitrator, whose decision will be final and binding on the Vendors and the Purchaser and whose costs will be borne and paid by the Purchaser and Vendors in equal shares. If the parties cannot agree on appointment of the expert or the expert’s remuneration or both, then either party may request the President (or nominee) of the Law Society of the Jurisdiction to appoint a suitable expert or determine the expert’s remuneration or both;

‘FSG’ means a Financial Services Guide issued by the Company, an AR or CAR enunciating the services, fees and

‘GST’ means goods and services tax, or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply;

‘GST Act’ means A New Tax System (Goods and Services Tax) Act 1999 (Cth);

‘GST Group’ has the same meaning as that term is defined in the GST Act;

‘GST Law’ has the same meaning as in the GST Act;

‘Intellectual Property Licences’ means all agreements under which the Company obtains from any person the exclusive or non-exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (c) inclusive of the definition of that term;

‘Insolvency Provision’ means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors and of preferences, and any law under which a liquidator or trustee in bankruptcy may set aside or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person;

‘Intellectual Property Rights’ means:

(a)	The business names or trademarks owned or used at any time by the Company;

(b)	The Confidential Information owned or used at any time by the Company;

(c)	The patents, patent applications, registered designs, unregistered designs, copyright and all other similar rights owned or used at any time by the Company; and

(d)	The Intellectual Property Licences;

‘In-Specie Shares’ means the ordinary shares traded on the OTC market in the United States issued by the parent of the Purchaser, to wit, Anvia Holdings Corporation;

‘In-Specie Share price’ means the trading value of the ordinary shares traded on the OTC in relation to the In-Specie Shares;

‘Last Accounting Date’ means 30 June 2018;

‘Leases’ means the leases held by the Company of real property;

‘Loan’ means the Loan Amount outstanding to the party mentioned in Schedule 11.

‘Loan Amounts’ means the Loan Amount;

‘Loan Payment’ means the Loan Payment;

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‘long term contract’ means any contract or agreement between the Company and any other party or parties (including without limitation of the generality of the foregoing, any contract or agreement with company officers, trade associates, trade unions, advertisers, employees, licensors, licensees, suppliers, agents, dealers, representatives and associations) which cannot be terminated with less than 30 days’ notice and without penalty;

‘MMP’ means My Managed Portfolio Pty Ltd ACN 603 301 220;

‘Party’ means any of the parties mentioned in the Recitals, and ‘Parties’ mean the parties jointly;

‘person’ and words signifying persons include individuals, firms, partnerships, Corporations, bodies politic, associations and governments and governmental, semi-governmental and local authorities and agencies;

‘Premises’ means all the land and buildings owned, leased or occupied by the Company;

‘PPSR Charge’ means first registered charge registered on the Personal Property Securities Register in terms of the Personal Property Securities Act 2009;

‘PPSR’ means the Personal Property Securities Register, a register maintained in terms of the PPSA;

‘PPSA’ means the Personal Property Securities Act 2009;

‘Related Body Corporate’ has the same meaning given to that term by Section 9 of the Corporations Law;

‘Revenue Authority’ means any Federal, State, Territory or local governmental authority or instrumentality in respect of Tax;

‘sell’ includes procure the sale of the shares;

‘Security Interest’ means any third-party interest or encumbrance of any nature whatsoever including (without limitation):

(a)	a mortgage, charge, pledge, lien, hypothecation or title retention arrangement;

(b)	a right of setoff or right to withhold payment of a deposit or other money;

(c)	a right of any person to purchase, occupy or use an asset (including under an option, agreement to purchase, license, lease, or hire purchase);

(d)	an easement, restrictive covenant, caveat or similar restriction over property (except an easement or covenant whose burden is noted on the certificate of title to the land concerned);

(e)	a trust or other third-party interest;

(f)	a security interest within the meaning of section 12 of the PPSA; and

(g)	an agreement to create any of the above or to allow any of them to exist.

‘Shares’ means in relation to Vendor 1, 95 Ordinary Shares in the Company as owned by Vendor 1, and in relation to Vendor 2 means 1 Ordinary Share in MMP as owned by Vendor 2;

‘SOA’ means a Statement of Advice issued by the Company, an AR or CAR to a Client of in terms of which financial product advice has been provided to that Client, irrespective whether the Client accepts the advice;

‘Systems’ means all computer and operating systems including those which relate to accounting, deposits, financial instrument trading activities, invoicing, debt control, credit control, debt collection, debt recovery, debt adjustment and all related processes and documentation and includes all data processing information, storage data and retrieval systems, computer records, software, tapes, disks, archives, library and all ancillary data systems, documentation and data storage equipment;

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‘Tax’ means income tax (including capital gains tax), franking deficit tax, franking additional tax, pay-as-you-earn remittances, prescribed payments, withholding tax (including deductions pursuant to the royalty withholding obligation), fringe benefits tax, customs duty, sales tax, payroll tax, land tax, stamp duty, financial institutions duty, debits tax, municipal rates and all other taxes, charges, imposts, duties and levies and any penalties, interest, fines or other costs relating thereto;

‘Tax Act’ means the Income Tax Assessment Act 1936, the Taxation Administration Act 1953, Income Tax Rates Act 1986 and other rating Acts, the Income Tax Regulations and related Commonwealth income tax legislation and regulations;

‘Total Purchase Price’ means $4,381,305.00 (Four Million Three Hundred and Eighty-One Thousand Three Hundred and Five Dollars);

‘Warranty’ means each of the warranties and representations referred to in Schedule 1.

2.	INTERPRETATION

In this Deed except to the extent that the context otherwise requires:

(a)	words importing the singular include the plural and vice versa and words importing a gender include the other gender;

(b)	a reference to an Act of Parliament or Code or section or schedule of that Act or Code shall be read as if the words ‘and any statutory modification or re-enactment of it or substitution of it’ were added to the reference and includes all statutory instruments issued from time to time under that Act or Code;

(c)	where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings;

(d)	references to a recital, clause, schedule or annexure shall be construed as references to a recital or clause of or schedule or annexure to this Deed and references to this Deed include its schedules and any annexure;

(e)	where a party comprises two or more persons an agreement or obligation to be performed or observed by that party binds those persons jointly and severally and a reference to that party includes a reference to any one or more of those persons;

(f)	a reference to any person or a party to this Deed or any other document or agreement includes its executors, administrators, successors and permitted assigns;

(g)	a reference to a party shall be construed as a reference to a party to this Deed;

(h)	a reference to this Deed or any other deed, agreement, instrument or document includes a reference to this Deed, that other deed, agreement, instrument or document as amended, novated, supplemented, varied or replaced from time to time;

(i)	in the interpretation of this Deed, headings shall be disregarded;

(j)	references to ‘$A’, ‘dollar’, ‘$’ and to any amount not otherwise designated shall be construed as references to Australian currency;

(k)	a reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words in a permanent and visible form;

(l)	if any day appointed or specified by this Deed for the payment of any money or the doing of any act, matter or thing falls on a which is not a Business Day, the day so appointed or specified shall be deemed to be the next Business Day.

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3.	CONDITIONS PRECEDENT

3.1	Completion under this Deed is conditional on and subject to:

(a)	A valuation being obtained relating to the value of the Company;

(b)	The Vendors in writing renunciation any right of pre-emption that they may have as to the Shares;

(c)	The Company and the Vendors agreeing and if needed ratifying the decision to sell the shares to the Purchaser by way of resolution;

(d)	the Vendors and Anvia Holdings Corp executing the Shareholders Agreement as set out in Schedule 9.

3.2	The Purchaser has a right to waive each of the conditions contained in clauses 3.1(a) to 3.1(c).

3.3	The Parties acknowledge and agree the existence of each of the Loan as set out in Schedule 11.

3.4	With effect from Completion the Vendors and the Company acknowledge and agree that:

(a)	the Loan in Part B of Schedule 11 shall be capitalised in the balance sheet of the Company; and

(b)	the loans in Part A of Schedule 11 shall be paid by the Company.

4.	SALE AND PURCHASE

4.1	Subject to Clauses 3 and 5 each of the Vendors agree to sell to the Purchaser and the Purchaser agrees to buy from the Vendors free from Encumbrance the Shares together with all benefits rights and entitlements accrued or attaching to them for the Total Purchase Price. The Total Purchase Price is to be paid to the Vendors on the Completion Date and the Balance of Settlement Date in the manner set out in clauses 4.2 and 4.3.

4.2	The Total Purchase Price in respect of the Shares shall be paid in cash for the amount in proportion to the Vendors in cash as:

Party	Value	Payment Date

Vendor 1	$2,187,902 (Two Million One Hundred and Eighty-Seven Thousand Nine hundred and Two Dollars)	$1,500,000 (One Million Five Hundred Thousand Dollars) on the Completion Date and the balance of $687,902 (Six Hundred and Eighty-Seven Thousand Nine Hundred and Two Dollars) on the Balance of Settlement Date.

Vendor 2	$879,012 (Eight Hundred and Seventy-Nine Thousand and Twelve Dollars)	$879,012 (Eight Hundred and Seventy-Nine Thousand and Twelve Dollars) paid on the Balance of Settlement Date.

Total	$3,066,914.00 (Three Million and Sixty-Six Thousand and Nine Hundred and Fourteen Dollars)

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4.3	The balance of the purchase price shall be paid by the Purchaser causing Anvia Holdings Corp to issue In-Specie Shares rounded to the nearest whole number, based on the In-Specie Share Price as it applies on the Completion Date determined in accordance with clause 4.5, and the exchange rate calculated in accordance with clause 4.4 and shall be issued to the Vendors as set out below:

Party	Value	Exchange rate*	Price of In Specie Share**	Number of In Specie Shares

Vendor 1	$937,672 (Nine Hundred and Thirty-Seven Thousand and Six Hundred and Seventy-Two Dollars)	As per clause 4.4	As per clause 4.5	Number determined as per this clause 4.3

Vendor 2	$376,719 Three Hundred and Seventy-Six Thousand and Seven Hundred and Nineteen Dollars)	As per clause 4.4	As per clause 4.5	Number determined as per this clause 4.3

Total	$1,314,391.00 (One Million Three Hundred and Fourteen Thousand and Three Hundred and Ninety One Dollars)

Example: if on the Completion Date the exchange rate of USD to AUD as referred to in clause 4.4 was USD0.70 =AUD1.00, and the Price of the In-Specie Shares as determined under clause 4.5 was USD2.20/share, the number of shares to be issued to Vendor 1 on the Completion Date would be calculated as follows:(AUD) $937,672 x 0.70 = USD 656,370.40 / USD 2.20 per share = 298,350.18 shares , and 298,350 shares would be issued to Vendor 1.

4.4	The Exchange rate will be determined with reference to the rate published by the Australian Taxation Office on the Completion Date.

4.5	The Price of the In-Specie Shares will be determined by the mean average price applicable for the thirty days prior to the closing of the OTC Market on the business day prior to the Completion Date with reference to the In-Specie Share. For avoidance of doubt the 30-day average will be calculated in accordance with the calculation set out in Schedule 13.

4.6	The Purchaser agrees that the existing Loans in Part A of Schedule 11 shall be paid by the Company to the relevant Lender on the terms of the Loan Agreements evidenced in Schedule 12.

5.	SETTLEMENT OF SHARES

5.1	Settlement of the sale shall take place on the Completion Date (or at such other time agreed in writing between the Vendor and the Purchaser) at C/- SKYRING 6 MOORAK STREET, TARINGA, QLD 4068 or at such other place agreed in writing between the Vendor and the Purchaser.

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5.2	On settlement of the sale and purchase of the sale of Shares:

(a)	The Vendor and/or the Directors shall deliver or cause to be delivered to the Purchaser duly executed transfers by the registered holders in favour of the Purchaser or its nominees, duly executed declarations in a form satisfactory to the Purchaser to facilitate stamping of these transfers and share certificates in respect of the sale.

(b)	The Purchaser shall pay to the Vendor, or as they shall direct in writing, the sum referred to in subclause 4.2 and transfer the In-Specie Shares to each of the Vendors as referred to in clause 4.3.

(c)	The Vendor and the Directors shall procure and cause directors’ meeting of the Company and MMP to be held at which:

(i)	the registration of transfers to the Purchaser or its nominees of all the Shares shall, subject to payment of any stamp duty on the transfers and to due execution of the transfers by the transferees (if required), be approved;

(ii)	there shall be appointed as directors of the Company one person nominated in writing for that purpose by the Purchaser; and

(iii)	David Mardell resigns as director of the Company and of MMP.

(d)	The Vendors shall deliver to the Purchaser a statement in writing confirming that the relevant Constitutions have been complied with in relation to the sale of the Shares. The Vendors confirm that there are currently and will at Completion be no rights of pre-emption in relation to the Shares.

(e)	The Vendor shall deliver to the Purchaser a list of all bank accounts maintained by the Company and duly completed authorities authorised by the board of directors of the Company for the alteration of the signatures to the bank accounts of the Company in the manner required by the Purchaser.

5.3	On settlement of the sale, beneficial ownership of the Shares passes to the Purchaser.

6.	WARRANTIES AND INDEMNITIES

6.1	The Vendor covenant undertake warrant and represent to the Purchaser in the terms set out in Schedule 1 as at the date of this Deed and separately as at the Completion Date it being a term of this Deed that each of the covenants, undertakings warranties and representations are to the best of the Vendors’ knowledge true and correct in every respect and are to be construed separately, the meaning for each being in no way limited by reference to any other clause or paragraph.

6.2	Each of the covenants, undertakings, warranties and representations contained in subclause 6.1:

(a)	shall remain in full force and effect on and after the Completion Date;

(b)	is and shall be given to the intent that liability under it shall not be confined to breaches of it discovered prior to the Completion Date.

6.3	Vendor 1 shall take all steps and provide all information and documents concerning the Company and the Business as the Purchaser and its advisers may reasonably require and shall give the Purchaser and its advisors such assistance and facilities as they may reasonably require to enable them to fully review the Business, the Company and to investigate the accuracy of the covenants, undertakings, warranties and representations referred to in this clause.

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7.	INCOME TAX INDEMNITY

7.1	Without limiting the generality of this agreement as part of the terms of sale of the Shares the Vendor shall indemnify and keep indemnified the Purchaser and the Company (subject to the limitations provided in this Clause):

(a)	Against payment by the Company pursuant to the provisions of the Tax Act of any tax for the Company’s income that has accrued or is charged up to the Completion Date;

(b)	The Vendor is indemnified and held harmless for any subsequent payment by the Company of any tax for the Company’s income that has accrued or is charged from and after the Completion Date.

8.	EMPLOYEES

8.1	If any of the persons retained in the employment of the Company from the Date for Completion are entitled on the Date for Completion to any accrued sick leave in the event of their absence from work due to illness, the Vendors shall at the request of the Purchaser reimburse the Purchaser for 95% of any such sick leave accrued prior to the Date for Completion and allowed by the Purchaser to any such employee at any time and from time to time during the period of one (1) year from the Date for Completion at the rate of pay current at the Date for Completion.

8.2	The Vendors shall arrange that all Long Service Leave entitlements have been discharged or arrangements made for such discharge at the Date of Completion.

9.	RIGHTS AND OBLIGATIONS OF THE PARTIES PENDING COMPLETION

9.1	After the date of this Deed and pending Completion the duly nominated representatives of the Purchaser will be given full access to the Premises and to all books of account and operational and other records, papers, books and documents of the Company to allow the Purchaser the opportunity to become familiar with the Business and the affairs of the Company, and to be informed of all obligations or arrangements which will or may continue in force after Completion.

9.2	The Vendors will also provide the information, assistance and facilities that the Purchaser reasonably requires for those purposes.

9.3	Until Completion, unless the Purchaser otherwise agrees, the Vendor must ensure that the Company:

(a)	carries on its business in a normal, proper and efficient businesslike manner and in the ordinary course;

(b)	observes its obligations under Business Contracts and Leases;

(c)	use its best endeavours to maintain the profitability and preserve the goodwill of its business;

(d)	maintains its assets at normal levels;

(e)	consults with and obtains the prior approval of the Purchaser as to:

(i)	the formulation and approval of programs and budgets relating to the Business;

(ii)	any new or proposed material alteration to a Business Contract or Lease;

(iii)	a proposed entry into any borrowing facility by the Company; and

(iv)	the conduct or proposed settlement of any litigation;

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(f)	provides the Purchaser with copies of all notices of meetings, minutes, board papers, reports, accounts, programs, budgets and like documents relating to the Company; and

(g)	adopts and implements any existing business plan,

and the company will not without the prior written consent of the Purchaser:

(h)	increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities;

(i)	alter the provisions of the Constitution;

(j)	declare or pay a dividend;

(k)	make a distribution or revaluation of assets except in the ordinary course of its business;

(l)	buy back its shares;

(m)	enter into any abnormal or unusual transaction which relates to or adversely affects its business or any long-term contract;

(n)	enter into any contract involving total expenditure in excess of $10,000;

(o)	take on or become subject to any obligation whether of a commercial financial or other nature in excess of $10,000.

9.4	Before Completion the Vendor shall procure that the Company shall not without the prior written consent of the Purchaser:

(a)	Enter into any material contracts or commitments or, other than in the ordinary course of the Business, incur any material liabilities;

(b)	Hire or terminate the employment of any person employed in the Business or alter the terms or conditions of employment of any person so employed.

9.5	The Vendor shall immediately notify the Purchaser of the happening of any event (and in any such notice shall give the Purchaser full particulars of such event) which does or may have a material effect on the profitability or the value of the Business.

9.6	The Purchaser covenants that it will not enter any agreement to sell or transfer any of the shares acquired by it prior to the Completion Date.

9.7	Nothing in this Clause precludes or limits any rights of the Purchaser to rescind this Deed or claim damages for breach of contract.

9.8	Nothing in this clause shall have any effect to the extent that it might breach or lead to a breach of any provision of the Australian Consumer Law Act 2010.

10.	RIGHTS AND OBLIGATIONS OF THE PARTIES POST COMPLETION

10.1	The Vendor agrees after completion to execute such instruments and deeds and to perform such acts as will be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.

10.2	For the period of three (3) years after completion, the Vendor will provide to the Purchaser or to persons nominated by the Purchaser, including to the directors and the auditor of the Company, such information and explanation relating to the affairs of the Company prior to completion as is reasonably required by the Purchaser for the purpose of litigation or disputes involving the Company and third parties, and to satisfy the requirements of taxation and other authorities.

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10.3	The Purchaser agrees to ensure that the Company will permit the Vendors, and the Vendor’s authorised agent, for the period of two (2) years after completion, at reasonable times, to inspect and at the Vendor’s expense to obtain copies of the Company’s financial and business records, relating to the period of two (2) years before completion, if reasonably required by the Vendor for taxation purposes or for litigation between the Vendor and parties other than the Purchaser.

11.	RESTRAINT

11.1	In consideration of the Purchaser entering into this Deed and to protect the goodwill of the Company and the Business the Vendor agrees with the Purchaser that (except to the extent prohibited by the Australian Consumer Law Act 2010):

(a)	this clause shall have effect as if it consisted of several separate covenants and restraints consisting of each separate covenant and restraint set out in paragraph (b) combined with each separate period of time set out in paragraph (c) and of each such separate combination combined with each separate area set out in paragraph (d) and if any of these several separate covenants and restraints are or become invalid or unenforceable for any reason then the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate covenants and restraints;

(b)	on its own account, jointly with or on behalf of any other person, firm or Corporation or as employee, manager, director, shareholder, member, partner, joint venture participant, consultant, principal, associate, agent, unit holder or in any other capacity.

(c)	Other than in the business conducted by Skyring Asset Management Limited, which is exempt from the provisions of clause 11 of this Agreement (Restraint), and without the prior written consent of the Purchaser the Vendor (and any Related Body Corporation) shall not, whether directly or indirectly, for the period and within the area specified in this clause:

(i)	undertake, carry on or be financially or otherwise interested in or engaged in or concerned with any business of the Company or any business which is directly or indirectly (in whole or in part) competitive with the Business carry on or be financially or otherwise interested in, whether solely or jointly with or as partner, associate, agent, shareholder, unit holder or corporation, or be or become engaged in or concerned with in any capacity whatever, any business within the defined areas which is or is likely to be during the period of restraint in competition to any material extent with the Business carried on by the Company;

(ii)	induce or solicit any employee or agent of the Company or the Purchaser to leave the employment or agency of the Company or the Purchaser;

(iii)	approach or accept any approach from any customer of the Company or any Related Body Corporate of the Company with the view to soliciting the business of that customer;

(iv)	within each of the defined areas, carry on either alone or in partnership and whether as principal, agent, manager or servant or be concerned with or interested in or be a shareholder in or officer agent or independent contractors of, or employee of, any firm or company of, or employee of, any firm or company which carries on a business in competition with the refrigerated road transport business carried on by the Company;

(v)	counsel, procure or otherwise assist any person to do any of the acts referred to in this paragraph (c);

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(d)	the periods of time referred to above are:

(i)	during the period of 3 years from the Completion Date;

(ii)	during the period of 2 years from the Completion Date;

(iii)	during the period one year from the Completion Date.

(e)	the areas referred to above are:

(i)	Australia;

(ii)	Queensland, New South Wales, Victoria, South Australia, and Western Australia, Australian Capital Territory and the Northern Territory.

11.2	The parties agree that any combination of the acts referred to in paragraph 9.1(c) –(e) for the separate periods and within the separate areas referred to, would be unfair and calculated to damage the business carried on by the Company.

11.3	The parties agree that each separate covenant and restraint in this Clause is reasonable and that valuable consideration has been received therefore both directly and indirectly by the parties to be restrained by these covenants and that each party affected by this Clause has been responsible for and approves its drafting and considers them to go no further than reasonably necessary to protect the goodwill of the Business.

11.4	The parties acknowledge that the Purchaser has suggested that each of the Vendors take independent legal advice in respect of this clause and each of them has declined to do so.

11.5	The parties agree that the words ‘directly or indirectly interested or engaged in or concerned with’ shall all be given the widest possible interpretation and shall include (without derogation from their generality) management without salary, advising or influencing a competitive business on a continuing basis whether for direct remuneration or benefit or otherwise, or establishing or being interested in or influencing a competitive business through any association or arrangement with any person, relative, nominee or trust in or over which any interest or influence (absolute or partial) is held.

12.	RELEASES

12.1	The Purchaser acknowledges that some of the Directors have granted personal guarantees securing the liabilities of the Company.

12.2	A list of these guarantees is contained in Schedule 4.

12.3	The Purchaser agrees to use its best endeavours to procure releases of these guarantees forthwith upon Completion.

12.4	In the event that it is not possible to procure such releases the Purchaser indemnifies and shall keep the Directors indemnified against all losses, claims, costs, demands and expenses which the Directors may sustain or incur under these guarantees.

12.5	The Purchaser shall after Completion indemnify and keep indemnified the Directors against all losses, claims, costs, demands and expenses which the Directors may sustain or incur under those guarantees except to the extent that the Directors have been granted a release of those guarantees.

13.	INTEREST UPON DEFAULT

13.1	If any party defaults for more than 7 days after the due date in the payment of any money payable under this Deed, that party shall pay interest at the rate of two percentage points above the rate applicable to 90 day Commonwealth Bank bills of over $100,000 per annum on the amount in default from the time it falls due until the default ceases.

13.2	This right to require payment of interest is without prejudice to any other rights and remedies regarding that default.

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14.	DISPUTE RESOLUTION

14.1	Prior to any action being taken in terms of clause 14 any party (Initiating Party) claiming that a dispute has arisen must give the other party (Recipient Party) a Notice setting out the details of the dispute (Dispute Notice).

14.2	Within five (5) Business Days of service of a Dispute Notice, the Recipient Party must give the Initiating Party a Notice setting out brief details of the Recipient Party’s position on the dispute (Reply Notice).

14.3	If the Dispute Notice and Reply Notice are given, the parties must make senior representatives with authority to settle the dispute available for the purpose of meeting in an effort to resolve the dispute. At least one (1) meeting of the relevant representatives must take place within ten (10) Business Days of service of a Reply Notice.

14.4	If the relevant representatives are unable to resolve the dispute within ten (10) Business Days after meeting in accordance with clause 14.3 above either party will be entitled to appoint an Expert to resolve the dispute in accordance with the remainder of this clause.

14.5	An Expert shall be appointed by the parties, or in default of agreement upon such appointment, either party may refer the matter to the president (or nominee) of the Law Society of the Jurisdiction.

14.6	The Expert shall:

(a)	promptly fix a reasonable time and place for receiving submissions or information from the parties or from any other persons as he or she may think fit;

(b)	accept oral or written submissions from the parties as to the subject matter of the dispute within ten (10) Business Days of being appointment;

(c)	not be bound by the rules of evidence;

(d)	make a determination in writing as soon as practicable after being appointed; and

(e)	act in accordance with principles of natural justice.

14.7	In the absence of manifest error or mistake at law, the decision of the Expert shall be valid and binding upon the parties.

14.8	The costs of the Expert and any advisers shall be borne by the parties, or as determined in the discretion of the Expert taking into account the Expert’s decision in the dispute.

15.	DEFAULT BY THE PURCHASER

15.1	Upon default by the Purchaser under clause 4, all money remaining unpaid or shares not issued under this Deed shall at the option of the Vendor no longer be payable or to be issued at the times and in the manner specified in this Deed but shall become payable or to be issued forthwith and the Vendor may:

(a)	sue the Purchaser for damages for breach of contract;

(b)	sue the Purchaser for specific performance on this Deed with damages;

(c)	sue the Purchaser for specific performance on this Deed or damages; or

(d)	rescind this Deed and exercise any one or more of the following remedies:

(i)	forfeit any money paid by the Purchaser;

(ii)	sue the Purchaser for damages for breach of contract;

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(iii)	resume possession of the Shares if they have been delivered to the Purchaser; or

(iv)	resell the Shares with or without notice either as a whole or separately or by any mode at such prices at such times and places and upon such terms and conditions as to delivery payment or otherwise and generally in such manner in all respects as the Vendor shall think fit.

15.2	Any deficiency in price arising on any resale referred to in subclause 15.1 together with all expenses of any actual or attempted resale shall immediately be paid to the Vendor by the Purchaser.

15.3	Such deficiency and expenses shall, upon non-payment by the Purchaser, be recoverable by the Vendor as and for liquidated damages and not as a penalty and it shall not be necessary for the Vendor to tender a transfer of the Shares to the Purchaser.

15.4	Any increase of price on any resale referred to in subclause 15.1 shall belong to the Vendor as liquidated damages in addition to any money forfeited under subclause 15.1.

15.5	The rights and remedies given to the Vendor shall be deemed concurrent and not alternative.

16.	FURTHER ASSURANCE

Each party shall do everything necessary or desirable to give full effect to this Deed and shall refrain from doing anything which might prevent full effect being given to this Deed.

17.	GOVERNING LAW

17.1	This Deed is governed by and is to be construed in accordance with the law of Queensland.

17.2	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Courts of Queensland and the Courts entitled to hear appeals from those Courts.

18.	COSTS

18.1	Each party shall bear its own costs in relation to the preparation and execution of this Deed.

18.2	The Purchaser shall pay all stamp duty on this Deed and on any instrument or other document executed to give effect to any provision of this Deed.

19.	NOTICES

19.1	A notice required or authorised to be given or served upon a party pursuant to this Deed shall be in writing in the English language and may be given or served by facsimile, prepaid post or hand to that party at its address or facsimile number appearing below or such other address, email or facsimile number as the party may have notified in writing to the other party or parties:

Vendor 1:	of C/- SKYRING 6 MOORAK STREET, TARINGA, QLD 4068.

Email:	Cathy@skyring.com.au

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Vendor 2:	of C/- SKYRING 6 MOORAK STREET, TARINGA, QLD 4068

Email:	Cathy@skyring.com.au

The Purchaser:	92 ASHMORE ROAD BUNDALL QLD 4217

Email:	ali.kasa@anviaholdings.com

19.2	A notice shall be deemed, (in the absence of proof to the contrary), to have been given or served on the party to whom it was sent:

(a)	in the case of hand delivery, upon delivery during Business Hours of the recipient;

(b)	in the case of prepaid airmail post, 2 Business Days after the date of despatch; and

(c)	in the case of facsimile transmission, at the time of despatch provided that following transmission the sender receives a transmission confirmation report or if the sender’s facsimile machine is not equipped to issue a transmission confirmation report the recipient confirms in writing that the notice has been received.

19.3	A notice given or served under this Deed shall be sufficient if:

(a)	in the case of a corporation, it is signed by a director or secretary of the corporation;

(b)	in the case of an individual it is signed by that individual.

19.4	The provisions of this clause are in addition to any other mode of service permitted by law.

19.5	In this clause ‘notice’ includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under or pursuant to a provision of this Deed.

19.6	In this clause ‘Business Hours’ means from 9.00am to 5.00pm on a Business Day.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

21.	DURATION OF PROVISIONS

The covenants, conditions, provisions and warranties contained in this Deed shall not merge or terminate upon Completion but to the extent that they have not been fulfilled and satisfied or are capable of having effect shall remain in full force and effect.

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22.	ENTIRE AGREEMENT

This Deed:

(a)	constitutes the entire agreement of the parties as to its subject matter and supersedes and cancels all prior arrangements, understandings and negotiations in connection with it; and

(b)	may only be altered in writing signed by all parties.

23.	JOINT AND SEVERAL LIABILITY

The covenants, agreement, warranties, undertakings and indemnities of all or any of the Vendor shall be deemed to be given jointly and severally and to bind their respective successors, permitted assigns and legal personal representatives.

24.	METHOD OF PAYMENT

All payments, other than the In-Specie Share Transfers, required to be made under this Deed, shall be made:

(a)	either in cash or by a draft or cheque drawn by a bank as defined in the Banking Act 1959 of the Commonwealth; or

(b)	by crediting the account of the recipient (specified for that purpose) with cleared funds.

25.	NO WAIVER

25.1	The failure of a party at any time to require full or partial performance of any provision of this Deed shall not affect in any way the full right of that party to require that performance subsequently.

25.2	The waiver by any party of a breach of a provision of this Deed shall not be deemed a waiver of all or part of that provision or of any other provision or of the right of that party to avail itself of its rights subsequently.

25.3	Any waiver of a breach of this Deed shall be made by notice in writing signed by the party granting the waiver and shall be effective only to the extent specifically set out in that waiver.

26.	PUBLICITY

26.1	Other than as required by the Listing Rules of the OTC and the Corporations Law no public announcement or communication relating to the negotiations of the parties or the subject matter or terms of this Deed shall be made or authorised by or on behalf of any party without the prior written approval of each of the other parties.

26.2	The OTC announcement to be issued by the Purchaser will be submitted to the Vendor for approval at least 2 Business Days prior to release.

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27.	SEVERABILITY

The parties acknowledge and agree that:

(a)	all the provisions of this Deed are reasonable in all the circumstances and that each provision is and shall be deemed to be severable and independent; and

(b)	if all or any part of any provision is judged invalid or unenforceable in all the circumstances, it shall be deemed to be deleted and shall not affect the validity or enforceability of the remaining provisions.

28.	ACKNOWLEDGEMENT

The parties acknowledge and agree that this Deed has been negotiated without any reliance upon any statement warranty condition or representation made orally or in writing by the Company or by any of its officers.

29.	TIME OF THE ESSENCE

Time is of the essence of this Deed.

30.	ELECTRONIC TRANSACTION ACT

For the purposes of section 11 of the Electronic Transactions (Queensland) Act 2001, the Parties consent to being given information by electronic communication, subject to;

(a)	Unless otherwise directed in writing, the information may be given to the Parties email address noted in the Deed or otherwise given in writing to the fax or email of the Solicitor for each Party.

(b)	In so agreeing the Parties agree that the Deed may be electronically executed and delivered and that such execution will be conclusive proof that the Party’s intention to properly execute and deliver the Deed.

(c)	The Parties agree that the Deed will be deemed to be received on the date that a system’s notification of delivery and reading of the email is received or in the case of a fax the date the delivery receipt shows the Fax as received.

(d)	The Parties specifically waive any reliance on an exception or defence that they did not seek to rely on the execution or delivery of the Deed by electronic means.

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SCHEDULE 1

1.	The Vendor

1.1	The Vendors are duly incorporated and validly exists under the law of their places of incorporation.

1.2	The Vendors have full corporate power and authority to own the ordinary shares.

2.	Due Authority

2.1	The execution and delivery of this agreement has been properly authorised by all necessary corporate action of the Vendor.

2.2	The Vendor has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement.

2.3	This agreement constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.

2.4	This agreement and completion do not conflict with or result in a breach of or default under any provision of the Constitution of the Vendor or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

3.	Accuracy of information

3.1	The facts set out in the recitals and in Schedules 1 to 12 are to the best of the Vendors’ knowledge true, complete and accurate in all respects.

3.2	All information which has been given by or on behalf of the Vendor to the Purchaser (or to any director, agent or adviser of the Purchaser) with respect to the shares, the Company or any of the businesses (including under clause 4) is to the best of the Vendors’ knowledge true and accurate in all respects.

3.3	All information which is known to the Vendor relating to the shares, the group companies or the businesses or otherwise the subject matter of this agreement which is material to be known by a Purchaser of the shares has to the best of the Vendors’ knowledge been disclosed [in writing] to the Purchaser.

4.	The Shares

4.1	The shares:

(a)	sold by Vendor 1 are 95% of all of the issued shares in the capital of the Company and the shares sold by Vendor 2 are 100% of all of the issued shares in MMP; and

(b)	have been allotted and fully paid up in cash and no moneys are owing to the company in respect of them.

4.2	There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of or grant to any person the right to require the issue of, any shares or other securities in the company.

5.	Group Structure

5.1	The Company does not hold or beneficially owns any shares or other securities in any other body corporate (wherever incorporated) except for shares held and beneficially owned in each other.

5.2	The shares in all the subsidiaries which have been issued by the subsidiaries are:

(a)	held by and beneficially owned by the company or another subsidiary; and

(b)	are free from any encumbrance, security or third-party interest.

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5.3	There are no agreements, arrangements or understandings in force or securities issued which require the present or future issue of or grant to any person the right to require the issue of, any shares or other securities in any of the subsidiaries.

5.4	The Company has not any permanent establishment (as defined in any relevant double taxation agreement with the country of its incorporation) or is registered to carry on business outside its jurisdiction of incorporation.

6.	Solvency

6.1	The Company has not gone into liquidation or passed any resolution that it be wound up and no application for its winding up has been presented or threatened nor has any notice or purported notice under Section 459E of the Corporations Law been given to the Company.

6.2	No writ of execution exists against any property of the Company.

6.3	No receiver, receiver and manager or other controller or administrator has been appointed nor is the appointment of a receiver, receiver and manager, other controller or administrator threatened, in relation (as applicable) to the shares, the Company or the whole or any part of the undertaking or assets of the Company.

6.4	No event has occurred which entitles (or would, with the giving of notice or the lapse of time, entitle) any person (other than the Company) to appoint or seek the appointment by a court of a receiver, receiver and manager, other controller or administrator.

7.	Subsidiary

7.1	The Company:

(a)	has no subsidiary;

(b)	holds or beneficially owns any share or other security of any company (other than a subsidiary);

(c)	is a member of any partnership, joint venture or unincorporated association; or

(d)	has any branch or any permanent establishment outside Australia.

7.2	The Company is duly incorporated under the Corporations Law.

7.3	The Company has full power and authority to own its property and assets and to conduct its business in Australia and does not own property or assets or conduct any business in any place other than Australia.

7.4	The copy of the Constitution (or other charter document) of the Company which has been supplied to the Purchaser and which has been certified by its secretary on the date of this agreement, is a true copy of the Constitution (or other charter document) of the Company.

7.5	All the accounts, books, ledgers and financial and other material records of any kind of the Company:

(a)	have been fully, properly and accurately kept and completed;

(b)	contain no material inaccuracies or discrepancies; and

(c)	give a true and fair view of the financial, contractual and trading position of the Company, its plant and machinery, fixed and current assets and liabilities (actual, prospective and contingent), debtors, creditors and stock in trade.

7.6	The register of members of the Company contains a true and accurate record of its members from time to time.

7.7	All statutory books and records of the Company have been properly kept and are up to date with true, complete and accurate entries and records.

7.8	The Company:

(a)	has complied with all legal requirements for the filing of returns, particulars, notices and other documents with all government and regulatory authorities (including any relevant stock exchange);

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(b)	has complied with all legal requirements in relation to the conduct of its business; and

(c)	has conducted its business and its affairs generally in accordance with all applicable laws, orders, regulations, by-laws and other requirements.

7.9	Since the balance date, no dividend in respect of any capital of the Company has been declared or paid nor has there been any other distribution of property or assets to members of the Company since the balance date.

7.10	The business and affairs of the Company have been conducted in accordance with its Constitution.

8.	Business and Assets

8.1	Since the balance date, the business of the Company has been conducted in the usual course and, without limitation, there has not been:

(a)	any material alteration to the terms of employment of its directors, executives or employees;

(b)	any liability or obligation incurred or agreed to be incurred or any assets disposed of or agreed to be disposed of, otherwise than in the usual conduct of the business;

(c)	any special resolution passed;

(d)	any capital expenditure; or

(e)	any operational expense incurred or agreed to be incurred which is of an unusual nature or abnormal amount having regard to the customary business practices applicable to the industry in which the Company operates.

8.2	The Company has good and marketable title to all its property and assets (including its unissued and issued but uncalled share capital) free from any security or third party interest e and there is no agreement to give or create any security or third party interest and no claim has been made by any person to be entitled to an interest of that kind.

8.3	The property and assets of the Company comprise all of the assets used in connection with or necessary for the continuing conduct of its business including the benefit of any contract used by the Company in relation to its business.

8.4	No loan capital or other loans to the Company is repayable now or on demand or outstanding to any Bank.

8.5	The company has not entered into any offer or other arrangement which requires, as a term or condition of the supply of goods or services by or to the company, that the company or its customer acquire or supply goods or services from or to any other person.

8.6	There are no outstanding commitments for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

8.7	The assets of the Company disclosed in its accounts are used solely by it in the carrying on of its business and none of these assets are used by any other person (whether in association or conjunction with it or otherwise).

8.8	There are no PPSR Charges or entries on the PPSA in favour of any party relating to MMP. The only PPSR Charges in favour of a party relating to the Company relate to the loans referred to in Part A Schedule 11, and those Charges will be released upon payment of those loans.

9.	Accounts and financial position

9.1	The accounts for the Company:

(a)	have been prepared in accordance with all relevant legislation and generally accepted accounting principles and standards applied on a consistent basis;

(b)	show a true and fair view of the financial position and assets of the Company (and in the case of the company, all the group companies following consolidation) as at the balance date and of its income, expenses and results of operations for the financial period ended on the balance date;

(c)	are not affected by any unusual or non-recurring items;

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(d)	take account of all gains and losses, whether realised or unrealised, resulting from foreign currency transactions;

(e)	include all reserves and provisions for taxes necessary to cover all tax liabilities (whether or not assessed) of the Company up to the balance date;

(f)	include all reserves and provisions desirable to cover liabilities (including, without limitation, liabilities for long service leave and annual leave entitlements); and

(g)	make disclosure of all [material] liabilities (whether actual, prospective, contingent or otherwise) and of every financial commitment of the Company as at the balance date.

9.2	No material changes have occurred in the assets and liabilities of the Company from those disclosed in the accounts.

9.3	All the debts included in the accounts owed to the Company have realised, or will (in the ordinary course of business and in any event within [60] days after each debt first arises) realise the nominal amounts set out in the accounts (less the total of any reserves or provisions made in the accounts for bad and doubtful debts).

9.4	All loans shown as assets of the Company are valid and subsisting debts in respect of which there is no dispute and will realise the nominal amounts shown in the accounts in accordance with their terms.

9.5	The basis of depreciation adopted by the Company in the accounts constitutes proper provision for depreciation and complies with the requirements of all tax legislation.

9.6	The values attributable to assets in the accounts are not different from the values of the assets for tax purposes.

10.	Real Property

10.1	The company does not own, hold or is the occupier, lessee or tenant of or has any interest in any real property except for the property.

10.2	Where the Company is the owner, lessee or lessor of a property:

(a)	the interest of the Company so described is free from any security or third-party interest except for the Loan set forth in the Schedule to be repaid by the Purchaser as per Schedule 7;

(b)	the property comprises all the freehold or leasehold properties owned, used or occupied by the Company;

(c)	Where the interest of the Company in a property disclosed is a leasehold:

a.	the leave is a valid, legal and binding obligation in accordance with its terms;

b.	the Company has duly complied with and fulfilled all its obligations and duties under the lease;

c.	no event has occurred which may be grounds for termination of the lease; and

d.	there is no litigation pending or threatened in connection with or arising out of the lease and no event has occurred and there is no claim in connection with or arising out of the lease which may give rise to litigation.

(d)	The Purchasers will make its due diligence and must satisfy it that there has been substantial compliance with all contaminated land, dangerous goods and environmental laws which apply to it relating to the property or any of the Vendors business, or any other business conducted there at any time and the Purchaser will not have recourse upon the Vendor or the Company for any breach subsequent to Completion.

11.	Contracts

11.1	The Company is not party to any long-term contracts other than disclosed in in Schedule 8, service agreement or any other arrangement other than disclosed in Schedule 10.

11.2	The Company is not a party to any agreement or arrangement of which it or any other party is in default or, but for the requirements of notice or lapse of time or both, would be in default other than the Loans in Schedule 11.

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11.3	The company is not a party to any agreement, arrangement or understanding which contravenes any applicable law.

11.4	The Company has duly complied with and fulfilled all the obligations and duties that it owes under any agreement or arrangement to which it is party.

11.5	No event has occurred which may be grounds for termination of any agreement or arrangement to which the Company is a party.

11.6	No guarantee, surety or indemnity or letter of comfort has been given or entered into:

11.7	by the Company in respect of the discharge of the liabilities or the performance of the obligations (in either case whether present or future) of any other person; or

11.8	by the Vendor in respect of the discharge of the liabilities or the performance of the obligations of the Company.

(a)	Every contract, instrument or other commitment to which the Company is a party is valid and binding according to its terms and no party to it is in material default under its terms.

(b)	The Group is properly constituted and will continue underwriting the insurance in this jurisdiction, and the agreements between the Company and the Group are not capable of being terminated or impeachable by the actions of any third party.

12.	Intellectual Property

12.1	The Company does not own, use or require in its business the use of any copyright, letters patent, trademarks, service rights, trade names, designs, business names or similar industrial, commercial or intellectual property rights, except for the intellectual property.

12.2	The Company does not in the conduct of its business, infringes or wrongfully uses any confidential information, trade secrets, copyrights, letters patent, trademarks, service rights, trade names, designs, business names or similar industrial, commercial or intellectual property rights.

12.3	There are no users, licensees or parties with any rights with respect to any of the intellectual property, except the group companies.

12.4	No disclosure has been made to any person of any industrial know-how or any financial or trade secret of the Company to a person other than the Purchaser except as required by law.

12.5	There is no royalty, licence or any other fees payable in connection with the conduct of the business of the Company.

13.	Taxation

13.1	All taxation returns required to be made by the Company have been made.

13.2	All taxation returns made by the Company have been made with true and full disclosure of all relevant matters.

13.3	There are no outstanding or likely disputes or questions or demands between the Company and any taxation authority (whether in Australia, any state of Australia or elsewhere).

13.4	The Company does not have any liabilities in respect of unpaid or unassessed taxes.

13.5	The Company will become subject to any tax:

(a)	on or in respect of or by reference to profits, gains or income for any period up to and including the balance date; or

(b)	in respect of any other matter or thing referable to a time prior to, or to any period ending on or before, the balance date.

in excess of the provisions for tax included in the accounts.

13.6	The only liabilities for tax of the Company arising since the balance date are liabilities arising out of ordinary trading activities of the Company.

13.7	The Company has made a sufficient distribution for the purpose of Division 7 of Part III of the Income Tax Assessment Act 1936 for all years of income up to and including the balance date to which that division applied.

13.8	The Company has complied with the provisions of Part IIIAA of the Income Tax Assessment Act 1936 and has maintained records of franking debits and franking credits which are enough for the purposes of that legislation.

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13.9	Except in respect of this agreement, and documents or transactions contemplated by this agreement, all taxes payable in respect of every deed, agreement or other document or transaction to which the Company is or has been a party or by which it derives, has derived or will derive a substantial benefit have been duly paid and no such deed, agreement or other document is unstamped or insufficiently stamped.

13.10	All taxes of any nature which the Company has been liable to pay have been paid.

13.11	All amounts required to be deducted or withheld by the Company and remitted or paid to a taxation authority have been so deducted or withheld and remitted or paid.

13.12	The Company has complied with all its obligations under the Income Tax Assessment Act 1936 (Commonwealth), and the Fringe Benefits Act 1986 (Commonwealth) and all other legislation relating to tax.

13.13	All GST and Payroll taxes have been paid and are up to date as at the Completion Date.

13.14	All Superannuation payments and contributions have been paid and are up to date as at the Completion Date.

14.	Compliance with law and absence of litigation

14.1	There is no claim, action, proceeding or demand, other than the matters disclosed in Schedule 6, which may give rise to litigation involving:

(a)	the Vendor (either in relation to the shares or the Company);

(b)	a group company; or

(c)	the AFSL;

(d)	Conduct of an AR or CAR;

(e)	Regulatory Notice issued by ASIC;

(f)	Claim, compliant or breach claimed by any Party, Client, AR or CAR;

(g)	the arrangements or contract with the Group.

14.2	There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against any the Company or the Vendor, other than the matters disclosed in Schedule 6, or any of the assets of the group companies or the shares.

14.3	There is no outstanding claim, action, proceeding or demand current, pending or threatened, other than the matters disclosed in Schedule 6, in respect of:

(a)	the Vendor (either in relation to the shares or any group company);

(b)	a group company; or

(c)	the arrangements or contract with the Group.

14.4	The Vendor, in relation to the shares, and the Company is not a party to any contract, agreement, arrangement or understanding which is in breach of any applicable trade practices legislation nor does the Vendor, in relation to the shares, engage in any conduct or practice which is in breach of that legislation, other than the matters disclosed in Schedule 6.

14.5	The group companies hold all necessary or desirable licenses (including statutory licenses) and consents, planning permissions, authorisations and permits for the proper carrying on of their businesses in all their aspects and all of those licenses, consents, permissions, authorisations and permits:

(a)	have been fully paid up;

(b)	have been fully complied with;

(c)	are in full force and effect;

(d)	are not liable to be revoked or not renewed; and

(e)	are not subject to any conditions.

14.6	There are no facts or circumstances involving the Company or its affairs which are likely to result in the revocation of or variation in any material respect of any permit, licence, authority or consent held by it.

14.7	No permit, licence, authority or consent held by the Company would be adversely affected by, or liable to be terminated revoked or varied in any material respect by reason of, a change in the ownership of the Company.

Share Sale Agreement	AG Edwards Solicitors 26

15.	Insurance

15.1	The Company has adequate liability and public risk insurance having particular regard to its business as disclosed to the Purchaser.

15.2	In Particular the Company holds Insurance and has maintained the insurance as is required by the AFSL and Regulatory Guide 126 issued by the ASIC.

15.3	The Company has not received any demand or had the need to notify the Insurer of any claim against the cover issued by that Insurer in relation to any matter.

16.	Profit Share

16.1	The Company is not a party to any agreement under which it is or may be bound to share the profit or pay any royalties or to waive or abandon any rights.

16.2	No contract, agreement, arrangement or understanding to which the company is a party provides for any payment or receipt of funds not accurately reflecting the value on an arm’s length basis of the services or goods in consideration of which that payment or receipt of funds is made.

16.3	No contract, agreement, arrangement or understanding of the Company involves, either directly or indirectly, any offer or payment to any government official to influence him or to assist in the obtaining or retaining of business, nor does it involve any offer or payment to any other person while knowing or having reason to know that all or a portion of the matter offered or any such payment would be made available or paid to any government official for those purposes.

16.4	The Vendor has not taken any action so that any person becomes entitled to receive from the Purchaser or from the Vendor any finder’s fee, brokerage or other commission in connection with the sale of the shares.

17.	Financial ServicesFinancial Services

17.1	The Company is the owner of the AFSL, and operates in accordance with the authorisations on the AFSL;

17.2	The AFSL is current and subject to conditions;

17.3	The Company has in place policies and procedures to promote compliance with relevant legal obligations for the provision of financial advice.;

17.4	The Company has appointed the requisite Responsible Managers that have maintained their qualification, experience and continued professional development as is required by Regulatory Guide 105 Licensing: Organisational competence (RG 105);

17.5	The Company has maintained all requisite registers relating to representatives, AR’s and CAR’s and no Service, Advice or SOA has been issued other than under the authority of the Company and its AFSL;

17.6	All AR’s and CAR’s hold Regulatory Guide 146 accreditation and are in good standing with ASIC and have been Monitored, supervised and trained by the Company in compliance with Regulatory Guide 104 Licensing: Meeting the general obligations (RG 104) and Regulatory Guide 146 Licensing: Training of financial product advisers (RG 146);

17.7	All the AR’s and CAR’s hold Insurance as is required by Regulatory Guide 126 Compensation and insurance arrangements for AFS licensees (RG 126);

17.8	The Company maintains sufficient insurance and compensation arraignments in terms of Regulatory Guide 167 Licensing: Discretionary powers and transition (RG 167)

17.9	The Company has adequate Compliance and risk management systems in place in order to comply with the compliance and risk arrangements as required by Regulatory Guide 104 Licensing: Meeting the general obligations (RG 104) and Regulatory Guide 259 Risk management systems of responsible entities (RG 259);

17.10	The Company has maintained adequate technological and human resources as required by Regulatory Guide 104 Licensing: Meeting the general obligations (RG 104);

17.11	The Company has systems in place to deal with and manage any conflict of interest in terms of Regulatory Guide 181 Licensing: Managing conflicts of interest (RG 181);

17.12	The Company maintains Dispute resolution systems that are both internal and external in terms of Regulatory Guide 165 Licensing: Internal and external dispute resolution (RG 165);

17.13	The Company complies with the Conduct and disclosure requirements in that they comply with Regulatory Guide 168 Disclosure: Product Disclosure Statements (and other disclosure obligations) (RG 168) and Regulatory Guide 175 Licensing: Financial product advisers – Conduct and disclosure (RG 175).

Share Sale Agreement	AG Edwards Solicitors 27

SCHEDULE 2

Property leased by the Company with particulars of title and encumbrances

City Location Description Lease/Tenancy Details Annual Lease Owner Real Property Description

See attached lease agreement

Share Sale Agreement	AG Edwards Solicitors 28

SCHEDULE 3

Plant and Equipment owned by the Company and Plant and Equipment leased by the Company with particulars of leasing and finance agreements.

See attached list of Plant and Equipment.

Share Sale Agreement	AG Edwards Solicitors 29

SCHEDULE 4

Guarantees by Directors

No Guarantees

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SCHEDULE 5

Trademarks, Business Names etc

See attached

Share Sale Agreement	AG Edwards Solicitors 31

SCHEDULE 6

Litigation

There is no litigation against the Company

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SCHEDULE 7

Employees Entitlements

All employee entitlements will be discharged in terms of clause 8.2

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SCHEDULE 8

Contracts

See attached agreements

Share Sale Agreement	AG Edwards Solicitors 34

SCHEDULE 9

Shareholders Agreement

NA

Share Sale Agreement	AG Edwards Solicitors 35

SCHEDULE 10

Service Agreements

See attached service agreements

Share Sale Agreement	AG Edwards Solicitors 36

SCHEDULE 11

Part A – Existing Loans
Party	Loan Amount
Howard Family Trust and	$156,705.32
Mardell DV Family Trust	$156,705.32
Total	$313,410.64

Part B – Loans on and from Completion to be capitalised in the Balance Sheet of the Company
Party	Loan Amount
Tba by Balance of Settlement Date	Tba by Balance of Settlement Date
Tba by Balance of Settlement Date	Tba by Balance of Settlement Date
Total	Tba by Balance of Settlement Date

Share Sale Agreement	AG Edwards Solicitors 37

SCHEDULE 12

See attached Loan Agreements

Share Sale Agreement	AG Edwards Solicitors 38

SCHEDULE 13

Calculation of Share Price

Share Sale Agreement	AG Edwards Solicitors 39

Signing Page

SIGNED SEALED AND DELIVERED	)
By ANVIA (AUSTRALIA) PTY LTD	)
(ABN 44 605 782 849) as Purchaser	)
On 7th June 2019)
In the presence of:	)
………………………………….

……………………
Witness

SIGNED SEALED AND DELIVERED	)
By MFC INVESTMENTS PTY LTD	)
ACN 140 518 181 as Vendor 1 and transferee	)
On 7th June 2019)
In the presence of:	)
………………………………….

……………………
Witness

SIGNED SEALED AND DELIVERED	)
By MYPLANNER AUSTRALIA PTY LTD	)
ACN 140 520 225)
as Company and transferee	)
on 7th June 2019)
In the presence of:	)
………………………………….

……………………
Witness

……………………
Witness

Share Sale Agreement	AG Edwards Solicitors 40